Exhibit 4.1

FIRST AMERICAN FINANCIAL CORPORATION

2010 EMPLOYEE STOCK PURCHASE PLAN

As Amended and Restated effective July 1, 2013

1.	Purpose.

The purpose of the Plan is to provide employees of the Corporation and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Corporation through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2.	Definitions.

(a)       “Board” shall mean the Board of Directors of the Corporation.

(b)       “Code” shall mean the Internal Revenue Code of 1986, as amended.

(c)       “Common Stock” shall mean the Common Stock of the Corporation.

(d)       “Committee” shall mean the Corporation’s Administrative Benefits Plan Committee.

(e)       “Company” shall mean the Corporation, and any Designated Subsidiary of the Company.

(f)       “Corporation” shall mean First American Financial Corporation, a Delaware corporation.

(g)       “Compensation” shall mean an Employee’s base pay, inclusive of overtime and any employer paid leave, and all types of cash bonuses or commissions. Compensation also includes any amounts contributed as salary reduction contributions to a plan qualifying under Section 401(k), 125 or 129 of the Code. Any other form of remuneration is excluded from Compensation, including (but not limited to) the following: severance pay, prizes, relocation or housing allowances, stock option exercises, stock appreciation right payments, the vesting or grant of restricted stock, the payment of stock units, performance awards, auto allowances, tuition reimbursement, perquisites, non-cash compensation and other forms of imputed income. Notwithstanding the foregoing, Compensation shall not include any amounts deferred under or paid from any nonqualified deferred compensation plan maintained by the Company. The Committee shall have the authority to determine and approve all forms of pay to be included in the definition of Compensation, including the forms of pay to be included in Compensation for Designated Subsidiaries and Employees outside of the United States, and may change the definition of Compensation on a prospective basis, so long as any such determination, approval or change is consistent with Section 423(b)(5) of the Code.

(h)       “Designated Subsidiary” shall mean any Subsidiary which has been designated by the Committee from time to time in its sole discretion as eligible to participate in the Plan.

(i)       “Employee” shall mean any individual who is an employee of the Company for tax purposes on the first day of an Offering Period, or who becomes such an employee of the Company during an Offering Period prior to the Exercise Date of the Offering Period. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on military leave, sick leave or other bona fide leave of absence approved by the Company. Where the period of leave exceeds ninety (90) days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the 91st day of such leave.

(j)       “Exercise Date” shall mean the last day of each Offering Period.

(k)       “Fair Market Value” shall mean, unless otherwise determined or provided by the Committee in the circumstances consistent with Section 423(b)(5) of the Code, the closing price (in regular trading) for a share of Common Stock as furnished by the New York Stock Exchange for the Exercise Date (or any other applicable date) or, if no sales of Common Stock were reported by the New York Stock Exchange on that date, the closing price (in regular trading) for a share of Common Stock as furnished by the New York Stock Exchange for the next preceding day on which sales of Common Stock were reported by the New York Stock Exchange.

(l)       “Grant Date” shall mean the first day of the applicable Offering Period.

(m)       “Offering Period” shall mean a period of approximately one (1) calendar quarter during which an option granted pursuant to the Plan may be exercised. The first Offering Period under the amended and restated Plan will commence on July 1, 2013 and terminate on the last Trading Day in the quarter ended September 30, 2013. Thereafter, subsequent Offering Periods, if any, will commence on the first Trading Day of each calendar quarter and terminate on the last Trading Day of that quarter. The duration of Offering Periods may be changed pursuant to Section 4 of this Plan.

(n)       “Plan” shall mean this 2010 Employee Stock Purchase Plan, as amended and restated.

(o)       “Purchase Price” shall mean an amount equal to 85% of the lesser of the Fair Market Value of a share of Common Stock on the Grant Date of that Offering Period or the Fair Market Value of a share of Common Stock on the Exercise Date of that Offering Period, provided, however, that the Board, the Committee or Corporation’s Chief Executive Officer may provide prior to the start of any Offering Period that the Purchase Price for that Offering Period shall be determined by applying a discount amount (not to exceed 15%) to either (1) the Fair Market Value of a share of Common Stock on the Grant Date of that Offering Period, or (2) the Fair Market Value of a share of Common Stock on the Exercise Date of that Offering Period, or (3) the lesser of the Fair Market Value of a share of Common Stock on the Grant Date of that Offering Period or the Fair Market Value of a share of Common Stock on the Exercise Date of that Offering Period. The Purchase Price may be adjusted by the Board, the Committee or the Corporation’s Chief Executive Officer pursuant to Section 19.

(p)       “Subsidiary” shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Corporation or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Corporation or a Subsidiary. In all cases the determination of whether an entity is a Subsidiary shall be made in accordance with Section 424(f) of the Code.

(q)       “Trading Day” shall mean a day on which national stock exchanges are open for trading.

3.	Eligibility.

(a)       Any Employee who is at least eighteen (18) years of age and who shall be employed by the Company on the Grant Date shall be eligible to participate in the Plan for that Offering Period. The Committee may, in its discretion, determine that, Employees whose customary employment is for not more than twenty (20) hours per week and/or five (5) months in any calendar year are not eligible to participate in the Plan. In addition, the Committee may also exclude Employees who are citizens or residents of a foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens) from participating in the Plan for any applicable Offering Period if the grant of an option to such an Employee is prohibited under the laws of the foreign jurisdiction or if compliance with the laws of the foreign jurisdiction would cause the Plan to violate the provisions of Section 423 of the Code.

(b)       Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) to the extent that, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock and/or hold outstanding options to purchase capital stock of the Corporation or of any Subsidiary possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Corporation or of any Subsidiary then issued and outstanding, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Corporation or of any Subsidiary accrues at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of stock (determined at the Fair Market Value of the shares at the time such option is granted (generally, the Grant Date)) for each calendar year in which such option is outstanding at any time, in accordance with Section 423(b)(8) of the Code.

4.	Offering Periods.

The Plan shall be implemented by consecutive quarterly Offering Periods with the first offering period under the amended and restated Plan commencing on July 1, 2013, or on such other date as the Committee shall determine, and continuing thereafter until terminated in accordance with Section 19 hereof. The Committee or Corporation’s Chief Executive Officer shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without stockholder approval if such change is announced at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected thereafter and the duration of the Offering Period complies with Section 423(b)(7) of the Code.

5.	Participation.

(a)       An eligible Employee may become a participant in the Plan by completing such electronic or written enrollment form(s) or procedure(s) as the Committee may require from time to time, on or before the date designated by the Committee.

(b)       Payroll deductions for a participant shall commence on the first payroll following the first day of the Offering Period and shall end on the last payroll in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof.

6.	Payroll Deductions.

(a)       At the time a participant enrolls in the Plan, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount not exceeding fifteen percent (15%) (or such other limit as the Committee or Corporation’s Chief Executive Officer may establish prior to the start of the applicable Offering Period) of the Compensation which he or she receives on each pay day during the Offering Period. Unless otherwise provided by the Committee, payroll deductions may be made on the basis of a percentage of compensation (in whole percentages only). The Committee may, however, require or permit deductions to be expressed as flat dollar contributions, which contributions shall not exceed $7,000 per Offering Period (or such other limit as the Committee or Corporation’s Chief Executive Officer may establish prior to the start of the applicable Offering Period).

(b)       All payroll deductions made for a participant shall be credited to his or her account under the Plan. A participant may not make any additional payments into such account.

(c)       A participant may discontinue his or her participation in the Plan as provided in Section 10 hereof, or may increase or decrease the rate of his or her payroll deductions by completing or filing with the Committee, pursuant to such administrative procedures as may be implemented by the Committee from time to time, a new enrollment form authorizing a change in payroll deduction rate. The Committee may, in its discretion and in a uniform manner applied to all participants, limit the number of participation rate changes during any Offering Period. The change in rate shall be effective with the first full payroll period following the administrative deadline established by the Committee. A participant’s enrollment in the Plan shall remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

(d)       Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, a participant’s payroll deductions may be refunded to the participant, or decreased to zero percent (0%), at any time.

(e)       At the time the option is exercised, in whole or in part, or at the time some or all of the Corporation’s Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company may, but shall not be obligated to, withhold from the participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, if any.

7.	Grant of Option.

On the Grant Date, each participant shall be granted an option to purchase on the Exercise Date of such Offering Period (at the applicable Purchase Price) up to a number of shares of the Corporation’s Common Stock determined by dividing such Employee’s payroll deductions accumulated prior to such Exercise Date and retained in the Participant’s account as of the Exercise Date by the applicable Purchase Price; provided that (a) the maximum number of shares that may be purchased by an Employee with respect to an Offering Period is 1,000 shares and (b) such purchase shall also be subject to the limitations set forth in Sections 3(b) and 13 hereof. The Committee or Corporation’s Chief Executive Officer shall have the power to amend, in a uniform manner applicable to all participants, the individual award limit contained in clause (a) of the preceding sentence without stockholder approval effective no earlier than the first Offering Period commencing after the adoption of such amendment. All participants shall receive an option with the same rights and privileges within the meaning of Section 423(b)(5) of the Code. Exercise of the option shall occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof. The Option shall expire on the last day of the Offering Period (including any shortened Offering Period pursuant to Section 18).

8.	Exercise of Option.

Unless a participant withdraws from the Plan as provided in Section 10 hereof, his or her option for the purchase of shares shall be exercised automatically on the Exercise Date, and the maximum number of shares subject to the option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. Shares purchased shall be full or fractional shares as determined by the Committee. If the Committee determines not to permit the issuance of fractional shares, unless the Committee elects to refund any amounts representing a fractional share, any amounts representing a fractional share that have been credited to a participant’s account shall be carried forward to the next Offering Period, subject to the participant’s right to withdraw from the Plan as provided in Section 10 hereof. During a participant’s lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her.

9.	Delivery.

As promptly as practicable after each Exercise Date on which a purchase of shares occurs, the Corporation shall arrange the delivery to each participant, as appropriate, of the shares purchased upon exercise of his or her option. Delivery of such shares shall be made either by delivering one or more certificates for such shares or by entering such shares in book entry form, as determined by the Corporation in its discretion.

10.	Withdrawal.

(a)       A participant may withdraw from the Plan and receive a refund of the payroll deductions credited to his or her account at any time by giving notice to the Committee on the form designated by the Committee, or pursuant to such administrative procedures as may be implemented by the Committee from time to time, on or before the date designated by the Committee. If a participant withdraws from the Plan, payroll deductions shall not resume at the beginning of the succeeding Offering Period unless the participant delivers to the Committee a new enrollment form as provided in Section 5.

(b)       A participant’s withdrawal from the Plan shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the participant withdraws.

11.	Termination of Employment.

Upon a participant’s ceasing to be an eligible Employee for any reason, he or she shall, subject to Section 10, continue to participate in the Offering Period during which such cessation occurs until the earlier of the next Exercise Date following such cessation or the date that is three months following such cessation, provided, however, that no additional payroll deductions or other amounts shall be credited to such participant’s account following the date the participant ceases to be an eligible Employee. If as a result of the three month limitation in the preceding sentence, a participant ceases to be eligible to participate in an Offering Period before the Exercise Date for that Offering Period, the participant shall receive a refund of the payroll deductions credited to his or her account and the participant’s outstanding options shall terminate. Such cessation shall occur immediately upon the date a participant ceases to be an eligible Employee if the end of the Offering Period then in effect is scheduled to occur more than three months after the date a participant ceases to be an eligible Employee. For purposes of the Plan, if a Designated Subsidiary ceases to be a Subsidiary, each person employed by that Subsidiary will be deemed to have terminated employment for purposes of the Plan on the date that the Designated Subsidiary ceased to be a Subsidiary, unless the person continues as an employee of the Corporation or another Designated Subsidiary.

12.	Interest.

No interest shall accrue on the payroll deductions of a participant in the Plan.

13.	Stock.

(a)       Subject to adjustment upon changes in capitalization of the Corporation as provided in Section 18 hereof, the maximum number of shares of the Corporation’s Common Stock which shall be made available for sale under the Plan shall be five million (5,000,000) shares. If, on a given Exercise Date, the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan, the Corporation shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

(b)       The participant shall have no interest or dividend or voting rights with respect to shares covered by his or her option until such option has been exercised and shares have been delivered pursuant to Section 9 hereof.

(c)       Shares to be delivered to a participant under the Plan shall be registered in the name of the participant.

14.	Administration.

The Plan shall be administered by the Committee. The Committee shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Committee shall, to the full extent permitted by law, be final and binding upon all parties. The Committee may delegate the routine day-to-day administration of the Plan to other persons or organizations, including to any employee of the Company. Notwithstanding the foregoing, any rights or responsibilities given to the Committee under the Plan may be exercised by the Board, in its discretion.

15.	Transferability.

Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will or the laws of descent and distribution) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Corporation or Committee may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

16.	Use of Funds.

All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

17.	Reports.

Individual accounts shall be maintained for each participant in the Plan. Electronic or written statements of account, as determined by the Committee or its designee from time to time, shall be given to participating Employees at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

18.	Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.

(a)       Changes in Capitalization. Upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Stock; or any exchange of Common Stock or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; then the Committee shall equitably and proportionately adjust (1) the number and type of shares of Common Stock (or other stock) that thereafter may be made the subject of options (including the share limit set forth in Section 13 and the maximum number of shares each participant may purchase per Offering Period set forth in Section 7), (2) the number, amount and type of shares of Common Stock (or other stock) subject to any outstanding options,

(3) the Purchase Price of any outstanding options, and/or (4) the stock deliverable upon exercise of any outstanding options, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by the Plan and the then-outstanding options. It is intended that any adjustments contemplated by this paragraph be made in a manner that satisfies applicable U.S. legal, tax (including, without limitation, Section 424 of the Code) and accounting (so as to not trigger any charge to earnings with respect to such adjustment) requirements. Without limiting the generality of Section 14, any good faith determination by the Committee as to whether an adjustment is required in the circumstances pursuant to this Section 18(a), and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.

(b)       Dissolution or Liquidation. Upon the occurrence of the proposed dissolution or liquidation of the Corporation, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Committee. The New Exercise Date shall be before the date of the Corporation’s proposed dissolution or liquidation. The Committee shall notify each participant, at least ten (10) days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

(c)       Corporate Transactions. Upon the occurrence of any of the following: any merger, combination, consolidation, or other reorganization in connection with which the Corporation does not survive (or does not survive as a public company in respect of its Common Stock); any exchange of Common Stock or other securities of the Corporation in connection with which the Corporation does not survive (or does not survive as a public company in respect of its Common Stock); a sale of all or substantially all the business, stock or assets of the Corporation in connection with which the Corporation does not survive (or does not survive as a public company in respect of its Common Stock); or any other similar event in which the Corporation does not survive (or does not survive as a public company in respect of its Common Stock), the Committee may make provision for the assumption, substitution, or exchange of the outstanding options based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Common Stock upon or in respect of such event. Upon the occurrence of any event described in the preceding sentence, unless the Committee has made a provision for the assumption, substitution, exchange or other continuation or settlement of the outstanding options or the outstanding options would otherwise continue in accordance with their terms in the circumstances, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”). The New Exercise Date shall be before the date of the transaction described in this Section 18(c). The Committee shall notify each participant, at least ten (10) days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

19.	Amendment or Termination.

(a)       The Board, Chief Executive Officer and/or the Committee may at any time and for any reason suspend, terminate or amend the Plan. Except as provided in Section 18, no such termination shall adversely affect options previously granted, provided that an Offering Period may be terminated by the Board, Committee or Corporation’s Chief Executive Officer on any Exercise Date if the Board, Committee or Corporation’s Chief Executive Officer determines that the termination of the Offering Period or the Plan is in the best interests of the Corporation and its stockholders. Except as provided in Section 18 and Section 19, no amendment may make any change in any option theretofore granted which materially adversely affects the rights of any participant. To the extent necessary to comply with Section 423 of the Code (or any other applicable law, regulation or stock exchange rule), the Corporation shall obtain shareholder approval of any suspension, termination, or amendment of the Plan in such a manner and to such a degree as required.

(b)       Without stockholder consent and without regard to whether any participant rights may be considered to have been “adversely affected”:

(i)       the Committee shall be entitled to add or delete Designated Subsidiaries to be eligible to participate in the Plan, exclude Employees from being eligible to participate in the Plan pursuant to Section 3, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Committee determines in its sole discretion advisable which are consistent with the Plan; and

(ii)       prior to the start of any Offering Period, the Committee or the Corporation’s Chief Executive Officer may change the Offering Periods, change the Purchase Price, change the maximum number of shares that may be purchased by an Employee with respect to an Offering Period, and may add, change or eliminate any holding period.

(c)       In the event the Board, Committee or Corporation’s Chief Executive Officer determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board, Committee or Corporation’s Chief Executive Officer may, in its discretion and, to the extent necessary or desirable in a manner consistent with the requirements of Section 423 of the Code, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i)       alter the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(ii)       shorten any Offering Period so that Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the action; and/or

(iii)       allocate shares.

Such modifications or amendments shall not require stockholder approval or the consent of any Plan participants.

20.	Notices.

All notices or other communications by a participant to the Company or Committee under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Committee pursuant to such administrative procedures as may be implemented by the Committee from time to time (or in writing to the extent no other applicable notice procedures are then in effect).

21.	Conditions Upon Issuance of Shares.

(a)       Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Corporation with respect to such compliance if such approval is determined to be necessary or advisable by the Corporation.

(b)       Holding Period after Exercise of Option. The Committee or the Corporation’s Chief Executive Officer, at its sole discretion, may add, change or eliminate a holding period prior to the start of any Offering Period.

22.	Term of Plan.

This amendment and restatement of the Plan shall become effective July 1, 2013, subject to approval by the stockholders of the Corporation within twelve months after this amendment and restatement is adopted. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 19 hereof. An Offering Period may commence under the Plan prior to the approval of the Plan by the stockholders of the Corporation, provided that all options granted in any such Offering Period shall be subject to the approval of the Plan by the stockholders of the Corporation and such options shall terminate (and payroll deductions previously credited shall be refunded) if such stockholder approval is not obtained.

23.	Governing Law.

This Plan shall be governed by the laws of the State of Delaware.

24.	No Enlargement of Employee Rights.

Nothing contained in this Plan shall be deemed to give any Employee the right to be retained in the employ of the Corporation or any Designated Subsidiary, or to interfere with the right of the Corporation or Designated Subsidiary to discharge any Employee at any time.

25.	Rules for Foreign Jurisdictions.

The Committee may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures, consistent with the requirements under Section 423(b)(5) of the Code. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding handling of payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements.

The Committee may also adopt sub-plans applicable to particular Subsidiaries, which sub-plans may be designed to be outside the scope of Code section 423. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Section 13, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.

26.	Separate Offerings

To the extent that employees of the Corporation and one or more Subsidiaries are eligible to participate in any Offering Period, the offering of options to the eligible employees of the Corporation and each Subsidiary shall be treated as separate offerings under the Plan.

27.	Notice of Sale

Any person who has acquired shares under the Plan shall give prompt written notice to the Corporation of any sale or other transfer of the shares if such sale or transfer occurs (1) within the two-year period after the Grant Date of the option with respect to which such shares were acquired, or (2) within the twelve-month period after the Exercise Date of the Offering Period with respect to which such shares were acquired.

28.	Additional Restrictions of Rule 16b-3.

The terms and conditions of options granted hereunder to, and the purchase of shares of Common Stock by, persons subject to Section 16 of the Securities Exchange Act of 1934, as amended, shall comply with the applicable provisions of Rule 16b-3. This Plan shall be deemed to contain, and such options shall contain, and the shares of Common Stock issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Securities Exchange Act of 1934, as amended, with respect to Plan transactions.

29.	Equal Rights and Privileges.

All eligible Employees shall have equal rights and privileges with respect to the Plan so that the Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code and the related Treasury regulations. Any provision of the Plan which is inconsistent with Section 423 of the Code shall without further act or amendment by the Corporation or the Committee be reformed to comply with the requirements of Section 423. This Section shall take precedence over all other provisions of the Plan.